EXHIBIT (a)(1)(J)	Form of Letter to Clients (ABI Shares)

FORM OF LETTER TO CLIENTS

Regarding the Tender Offer for Shares of Common Stock of
ALCHEMY BEVERAGES INC.

by

BRIGHTFLIXX FINANCE (LUXEMBOURG) S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., PACIFIC TIME OR PACIFIC DAYLIGHT TIME, AS APPLICABLE, ON JANUARY 26, 2027,

UNLESS THE OFFER IS EXTENDED

Date: October 20, 2026

To Our Clients:

Enclosed for your consideration are the ABI Offer to Purchase dated October 20, 2026 (the “ABI Offer to Purchase”), and the accompanying ABI Letter of Transmittal, relating to the cash tender offer by BrightFlixx Finance (Luxembourg) S.A., a Luxembourg public limited company (société anonyme) (“Purchaser”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “ABI Shares” or “Shares”), of Alchemy Beverages Inc. (“Alchemy” or “ABI”), subject to and upon the terms and conditions set forth in the ABI Offer to Purchase. All of the ABI Shares are privately held and are not listed on a securities exchange or the OTC markets

.

We or our nominees hold ABI Shares for your account. A TENDER OF YOUR ABI SHARES CANNOT BE MADE BY US WITHOUT YOUR EXPLICIT INSTRUCTIONS. Therefore, we request that you review the enclosed materials carefully and complete, execute, and return to us the instruction form attached below as promptly as possible to allow us sufficient time to process your tender on your behalf.

Please note the following critical parameters regarding the ABI Offer:

•	Purchase Price: The Final Offer Price (per share) for the ABI Shares under the ABI Offer will be calculated on the basis of (a) a net aggregate price of $7,000,000, less the outstanding liabilities of Alchemy at the close of the Record Date, divided by (b) the total number of ABI Shares outstanding at the close of the Record Date. The Final Offer Price will be paid in cash, without interest, and less any applicable backup or foreign withholding taxes.
•	Record Date: The Record Date for determining the Final Offer Price (per share) for ABI Shares tendered to the ABI Offer is December 24, 2026.
•	No Brokerage Commissions: You will not incur any brokerage fees or transfer taxes from us or Purchaser for participating in the ABI Offer, provided you instruct us to tender via this form.
•	Offer Period Deadline: The ABI Offer expires at 11:59 p.m., Pacific Time or Pacific Daylight Time, as applicable, on January 26, 2027, unless extended. However, once the Final Offer Price is determined and announced following the Record Date, Purchaser will extend the period of the ABI Offer as necessary to give shareholders at least thirty (30) business days after the Final Offer Price is announced to review the Final Offer Price and determine whether to tender their ABI Shares. IMPORTANT: To ensure internal clearing and submission to the Depositary, we must receive your completed instruction form no later than 5:00 p.m., Pacific Time or Pacific Daylight Time, as applicable, on a date no later than twenty (20) business days after the Final Offer Price is announced by Purchaser.
•	Post-Closing Limited Market and Liquidity: Purchaser has disclosed that, if the ABI Offer by Purchaser is successful, the ABI Shares will have limited liquidity and will not be listed for public trading since Purchaser will hold a substantial portion of the outstanding ABI Shares.
•	Tax Requirements: To avoid an automatic U.S. federal backup withholding tax on cash proceeds, domestic U.S. shareholders must complete the Substitute Form W-9 attached to the Letter of Transmittal. Non-U.S. shareholders must complete the Substitute Form W-8BEN to certify foreign status and claim applicable tax treaty rate benefits.

Your instructions to us should be indicated on the form below and returned in the enclosed envelope. Do not send the instruction form or any physical certificates directly to Purchaser, Alchemy, or the Depositary (Dynamic Stock Transfer, Inc.). We must execute the final transaction on your behalf.

Very truly yours,

[Name of Brokerage Firm or Financial Intermediary]

____________________________________________________________

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CLIENT DIRECTION AND INSTRUCTION FORM

The undersigned acknowledges receipt of your letter and the enclosed ABI Offer to Purchase and accompanying ABI Letter of Transmittal concerning the offer by BrightFlixx Finance (Luxembourg) S.A. to purchase shares of common stock of Alchemy Beverages Inc.

Please mark the appropriate checkbox below to indicate your directive:

[_] OPTION 1: TENDER ALL SHARES. Please tender ALL of the ABI Shares held by you for my account at the Final Offer Price determined and announced by Purchaser under the ABI Offer to Purchase.

[_] OPTION 2: TENDER PARTIAL SHARES. Please tender only a PORTION of the ABI Shares held by you for my account. Number of Shares to be tendered: ___________________ Shares. (Remaining untendered balance will continue to be held in your account).

[_] OPTION 3: DO NOT TENDER. Please DO NOT tender any ABI Shares held by you for my account. I understand that my Shares will remain outstanding and post-closing lack of market liquidity.

Signature(s) of Beneficial Owner(s):	Date:
______________________________________	__________________, 2026

______________________________________
Name(s) of Owner(s) (Please Print):	Account Number:

______________________________________	___________________________

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